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                                                                    EXHIBIT 99.1


                                IDEX CORPORATION

                             MODERATOR: SUSAN FISHER
                                 APRIL 19, 2007
                                   1:30 PM CT

Operator:             Good afternoon. My name is Lynn and I will be your
                      conference operator today. At this time, I would like to welcome everyone to the IDEX Corp. first quarter '07 earnings release conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

                      Thank you. I would now like to turn the conference over to Ms. Susan Fisher, director of investor relations. Please go ahead, ma'am.

Susan Fisher:         Good afternoon, and thank you everyone for joining us for
                      our discussion today of the IDEX First Quarter '07 financial results. Earlier today, we issued a press release outlining IDEX's financial and operating performance for the three month period ending March 31st
                      '07. That press release, along with presentation slides to be used during today's webcast, can be accessed on our company home page at IDEXCorp.com.

                      Joining me today from IDEX management are Larry Kingsley, chairman and chief executive officer, and Dom Romeo, vice president and chief financial officer.

                      The format for our call today will be as follows: First, Larry will update you on our progress during the first quarter across the company in our four business segments. Dom will then take you through our financial results for the quarter. Following our prepared remarks, we will then open the call for your questions.

                      If you should need to exit this call for any reason, you may access a complete replay, which will begin approximately two hours after the call concludes, by dialing the toll-free number 800-642-1687 and entering ID number 5707718, or simply log on to our homepage for the webcast replay.

                      As we begin, a brief reminder this call may contain forward-looking statements that are subject to the safe harbor language in today's press release, and in our Company's filings with the SEC. With that, I will now turn this call over to our CEO, Larry Kingsley. Larry.

Larry Kingsley:       Thanks, Susan. We executed very well for the quarter. We
                      delivered record orders and sales, excellent productivity and operating leverage, very strong earnings growth.

                      The IDEX Board recently approved a 20% increase in our company's quarterly dividends and a 3 for 2 stock split.

                      In the quarter, we completed the acquisition of Faure Herman as part of our strategic plan to serve the infrastructure markets within fluid metering. This broadens our capability in energy, particularly downstream oil as well as other metering applications. I will provide more detail on the acquisition in just a moment.


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                      A quick summary of our operating performance for the
                      quarter. Orders were up 23%. Sales were up 25% - that's on a 10% organic growth rate. Operating margin was up 60 basis points, and that's 90 basis points when you exclude the severance costs within dispensing. EPS is up 24% to $0.68.

                      We are pleased with our execution for the quarter. Beyond performing well, we are laying the groundwork for future growth. Our business model and strategy of niche market applied products continues to yield us great results.

                      As you know, we are targeting the same business profile in the acquisitions that we are making. And those acquisitions continue to enable us to further build out our strategic offering on a product, on a target market segment, and on a geographic expansion basis.

                      I will run through each of the four segments. I'm on Slide 7, if you are following along. Our fluid metering business operates within a large available market. We move, measure, and control fluids and processes, which tend to entail either a high accuracy, and/or severe duty. We serve a broad market, but our focused segments are the markets of refined fuels and gases, alternative energy, chemical processing, water treatments, and other specific processes, pharmaceutical and food applications.

                      The international markets for fluid metering are very strong. And the global and market drivers continue to bode well for sustained fluid metering growth.

                      Those drivers continue to be the high cost of energy, coupled with the capital investment that's now required to de-bottleneck the processing in the supply of refined fuels; the development of the fossil fuel alternatives, the need to address the water and the waste water infrastructure issues; the continued investment in higher performance process control for chemical production; growth and power generation and mining exploration; and increasingly stringent standards for food safety and security.

                      Our fluid metering Asian sales grew in the mid-20% range for the quarter. The European business grew in the midteens. Beyond core fluid metering markets, we continue to build our presence with the agricultural OEMs, the Ag implant processes and the agricultural after markets, as a result of our acquired Banjo presence.

                      As an example, we just introduced a new magnetic flow meter that meets the needs of the Banjo's traditional markets. But the product also serves applications in our broader fluid metering industrial markets. Within the chemical, oil, and gas markets, we continue to gain share through our expanded capability and product line of corrosion resistant pump and metering technologies.

                      We've already begun to expand and leverage our Toptech product offering. We just introduced a new generation, single meter control product that can function either as an independent, low load rack control in refined fuels distribution applications. Or it can be used in conjunction with a supervisory Toptech controller to construct a distributed control architecture for complete terminal automation.

                      The new metering device is aimed at ease of use. Partly for applications that we would traditionally serve with our Liquid Controls group of products. Beyond refined fuels distribution, the product also further enhances our ability to reach and fully penetrate other applications from aviation and fleet refueling, to chemical loading, to truck and barge loading. So not just refined fuels, but also other high value liquids and gases. Dom is going to review this segment performance in quite a bit of detail.


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                      But in summary, fluid metering grew 34% in Q1, of which
                      12% was organic. Operating leverage was outstanding with an operating margin at just under 22%. We continue to find and execute attractive acquisitions, which in turn, deliver great organic growth opportunities when coupled with our other products and with our global reach.

                      Slide 8 is the most recent example of our fluid metering acquisition strategy at work. Faure Herman is a provider of leading technology flow meters used in the oil and gas industry. They're based in La Ferte Bernard, France. That's just outside of Lemans. Faure Herman's ultrasonic fluid metering technology and their product experience are all industry leading. They have the ability to accurately measure flow rates in a variety of oil and gas applications where traditional technologies are functionally limited.

                      Beyond their superior ultrasonic technology, they also bring new turban flow meter technologies to our offering. Faure Herman currently has sales of approximately $22 million. We intend to quickly expand Faure Herman's global rates and expand our served markets to include other high-value fluid processing applications.

                      So this acquisition stems from the same strategy that the Toptech acquisition did. Faure Herman's capabilities dovetail perfectly with our new terminal automation and controls, and our pump offering. In addition, Faure Herman expands our European presence to better serve both the Western and Eastern Europe refined fuels and gas markets.

                      It's important to note that Faure Herman is not just a portfolio addition; it is a critical part of our energy market build-out plan within the fluid metering group.

                      I will turn now to health and science, we are on Slide 9.

                      As you know, we serve a large addressable market here as well. We continue... We target small scale, high accurate pumps, valves, fittings and medical devices, as well as subsystems for fluid and gas handling. The primary market segments are analytical instrumentation, clinical diagnostics, and medical technology products.

                      The underlying market drivers are all the end market drivers that you typically find for drug discovery and product development, as well as the health care applications. And in addition to health care, the business also applies similar technology to select other applications that require small, accurate fluidic solutions.

                      Beyond the Western world market opportunity, developing countries are moving toward more progressive health care systems, which increases the need for clinical test equipment to diagnose infectious disease common in developing regions. Drug discovery instrumentation and clinical test equipment suppliers look to IDEX to design and supply their fluidic systems, sub assemblies, and the key enabling components.

                      We continue to see solid market performance within the health and science segment. For the quarter, revenues increased 28%. Operating margin was down versus last year, driven by the impact of the '06 acquisitions, and due to continued growth focus investments in the business.

                      We also want to point out that in Q1 and for the next two or three quarters in health and science, we will see some relatively minor organic growth impact associated with to specific OEMs. Both of these were assumed in our internal plan. One relates to the customer's natural product line, and the other is essentially a timing issue. We have very high expectations for health and science for '07 and beyond. This segment should lead our long-term growth performance and deliver IDEX-like margins.


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                      Market outlook is positive. And we continue to focus on
                      acquiring and building out differentiated technologies to attract -- to address the attractive niches.

                      In dispensing, we're the global leader, as you know, in automated dispensing and mixing equipment used primarily today in the paints and coatings market. Our focus in dispensing continues to be on developing the right applied solution for our customer. Encompassing complex color formulations, increasingly precise reliable custom dispensing technology. And the ability to gather valuable transactional data, supported by 24/7 customer service and support.

                      Our leading product position enables us to support the continued U.S. retail expansion, as well as to respond to changing regulations. Through our expanding range of automatic dispense offerings; we are also in an excellent position to support the paint manufacturers and the hardware cooperatives, who are increasingly moving to automation as a tool to increase volumes.

                      We continue to see strong demand in North America, both on a specific new equipment project basis, and via the replenishment cycles. Western Europe is stable. And while Eastern Europe is actually growing very nicely.

                      In Q1, we achieved organic growth of 10%. We reduced costs for our international operations within dispensing in the quarter, which resulted in about $1 million in severance-related costs. Excluding those expenses, the operating margin within dispensing improved by 160 basis points, versus a year ago. Our ability to reduce fixed expenses is as a result of our increasingly global product footprint. The newer products are enabling us to build a common platform wherever in the world we are cost advantaged, but still regionally configure the machines to meet the needs of the local market.

                      I will move now to fire and safety. As you know, we provide highly engineered pumps, valves and control devices used in fire trucks and on emergency vehicles, as well as the rescue tools used by first responders. This segment also includes our engineered band clamping business. The fire and safety segment is making terrific progress. Both the fire and rescue elements, as well as the band clamping business delivered excellent performance for the quarter.

                      Within fire suppression, our compressed air foam systems and pump modules continue to be specified and gain acceptance worldwide. Not only do we receive broad base of new orders that will serve domestic municipalities, we are growing throughout the developing world. We are already supplying compressed air foam systems to mid-sized cities in China. In fact, our CAFS technology is becoming a key differentiator for us to pull through pumps and pump modules.

                      Our Asian business development is tracking right to plan. And we are very pleased with the market's response to our product offering.

                      Within rescue tools much the same story. We continue to drive international market expansion. We won multiple new orders in both Asia and the Middle East during the quarter. In addition, our strategy to modify rescue tools for the industrial market is going very well. We are selling product to stabilize and support mining operations. We've also developed and very successfully sold a tool that is being utilized as a backup braking device for wind energy emergency situations.

                      Our band clamping business introduced a new system for insulation, application for the industrial process requirement. Better insulation and manufacturing processes is required to improve process control for product quality assurance, and to decrease energy utilization. The system entails a power application tool, and a color coded set of


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                      clamping devices, which enables easier identification of
                      what's inside the insulation. As process plants upgrade, or replace insulation, we see an excellent sales opportunity to displace the traditional insulation binding methodologies.

                      So again, fire and safety performed well for the quarter, with organic growth at 9% and operating income in excess of 22%.

                      Dom is going to now review the financial results for the quarter, including more detail with regard to our segment operating performance. So with that, I will turn it over to Dom.

Dom Romeo:            Thanks, Larry, and good afternoon everyone. I'm on page 12
                      -- orders and sales. Orders of 363 million increased 23% from last year and 9% organically. Monthly orders were $125 million in January, $112 million in February, and $126 million in March -- so very consistent throughout the quarter.

                      By segment, the Q1 organic orders growth rate was as follows: First, with fluid metering technologies. After a fourth quarter at 14%, which, as we mentioned, did include a modest level of blanket orders. FMT posted just under 11% in the first quarter -- so solid momentum.

                      Health and science was up 4%. Impacted by the timing of two OEM programs that will impact the growth within the next few quarters within this segment by approximately 2%.

                      Dispensing -- and again, due to the benefit from both strong project demand in North America, and stable conditions in Europe, was up 21%.

                      And lastly, fire safety and diversified products. After a fourth quarter at 16%, that again included orders of the second half of '07, FSD was up 5% in Q1. But when we look at our backlog and also our pipeline, FSD is also very well-positioned for growth.

                      Sales of $333 million was an all-time high. An increase 25% in total and organic growth was 10%. As Larry mentioned, we had organic growth in all four segments, led by fluid metering and also dispensing. And we will provide more details on sales when I review each of the segment's performance.

                      Turning next to operating margin -- page 13. Operating margin at 18.5% increased 60 basis points from last year. As mentioned in Q1, we had an impact for about $1 million of severance-related expenses within the dispensing segment. Thus, on an adjusted basis, operating margin increased by 90 basis points.

                      In addition, on a consolidated basis, we did achieve 30% + flow-through on organic growth for the quarter. And let me walk you through that calculation.

                      Sales in total increased $67 million, versus last year. Within that, acquisitions provided $34 million of revenue at just over 18% operating margin. Currency added $7 million to revenue, with an estimated flow through in the low-to-mid teens. Thus, organic revenue was about $26 million, and the associated operating income was $8 million or a flow-through of just over 30%.

                      Turning next to income -- page 14. Income from continuing operations was up 25%, and EPS of $0.68 is 24% higher than last year. The effective tax rate was 34% in Q1. For the year, we estimate the ETR in the 34 to 35% range. And as I mentioned in the past, the biggest driver in terms of impact on the ETR will be our geographic mix of income.


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                      Additionally, the severance cost in dispensing had about
                      one penny of impact to EPS. So, all in, from an EPS perspective, a very strong performance of 24%.

                      Turning next to page 15, balance sheet highlights -- debt to capitalization continues to be 27% and our balance sheet is strong.

                      As we have mentioned in the past the first quarter free cash flow is typically our lowest due to timing of payment of incentive compensation and the funding of our deferred contribution plans.

                      From a working capital perspective, sequential revenue increased about $30 million or 10% from Q4 of last year. Inventory performance showed improved turns as inventory -- the inventory increase at about 5% was versus the 10% sequential revenue increase.

                      The accounts receivable increase is due to increase in sales coupled with the timing of revenue within the quarter.

                      Let's turn to page 16, Fluid and Metering Technologies. Orders were up 33% in the quarter, again just under 11% on an organic basis. Sales increased 34%, 21% from recent acquisitions and 12% on organic basis.

                      A bit more detail on growth -- growth rates in the U.S. continue to be strong at just under 10%. We continue to make great progress on a global basis as Larry mentioned. For FMT, Asia increased 27% in the quarter. Additionally, Europe was up double digits.

                      On the acquisition side, sales as I mentioned increase 21% from the combination of Banjo, Toptech, and Faure Herman. From an operating margin perspective, acquisitions were essentially equal to that of the segment and from a volume perspective, performed well.

                      Banjo compared to a year ago grew at almost 15%. Operating income of just under $30 million was a 51% increase from last year, up 240 basis points from last year.

                      Page 17, Health and Science Technologies -- for the quarter, orders were up 20% and sales increased 28%. Organic growth was 7%. Operating income increased 13%. Operating margin of 17.2% was down versus last year.

                      And as Larry referenced, we have two OEM contracts. One on the science side and another within our medical product lines that, for Q1 and for the next two or three quarters, will impact segment growth by approximately $2 million or 2 to 3%.

                      This was built into our planning assumptions and has obviously a much lower impact to organic growth rates when we look at the total company. However, this will impact our reported organic growth for HST.

                      On operating margin, acquisitions diluted our 2006 reported margin of 19.5% by just under 200 basis points, half of which relates to the amortization of intangibles. To a lesser extent, our continued investment in medical products also impacted operating margins.

                      Turning to Dispensing, page 18, orders in the quarter were up 26%, again 21% on an organic basis. Sales increased 16% and we achieved double digit organic growth at just over 10%. Organic growth was 18% in North America and 4% in Europe.


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                      As we mentioned in the release, we continue to benefit
                      from strong project orders in North America and Europe has stabilized. On margin, the 24.4% included about a million in severance related costs so adjusting for that comparable operating margin increased by 160 basis points.

                      Turning to Fire Safety and Diversified products, for the quarter orders were up 9%. Sales increased 13% and organic growth was 9%. And as Larry mentioned, growth for this segment is driven by global market expansion combined with new product introductions. Operating income grew 13% versus last year and margin at just over 22% was essentially flat with last year.

                      With that I'll turn it back to Larry for a wrap up.

Larry Kingsley:       Thanks, Dom. So in summary we're off to a terrific start
                      in '07. With very strong orders in sales growth at 23% and 25% respectively and continued organic across all business segments.

                      Our end markets are very strong. Our international business in outpacing U.S. but it's strong across the globe.

                      We continue to drive margin and leveraged earnings expansion. We're reinvesting for the future both by way of the organic initiatives and the strategic acquisitions that we can subsequently build out.

                      Faure Herman is a great addition to the company and good example of the strategy at work. Commercial and operational excellence continue to develop and yield outstanding results.

                      In summary, we looked forward to more of the same for the full year. That is good organic performance, strategic acquisitions to further enable our growth capability, solid and consistent operational execution and excellent income potential.

                      And with that we'll be happy to take your questions.

Operator:             At this time, I would like to remind everyone in order to
                      ask a question press star then the number 1 on your telephone keypad.

                      We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Michael Schneider with Robert W. Baird.

Michael Schneider:    Good afternoon.

Larry Kingsley:       Hi, Mike.

Michael Schneider:    Maybe first we can spend a minute on Dispensing. North
                      America projects seem to be driving that number. I think you had said orders were at 21% organically.

                      Can you give us some color as to what's rampant because I think this has got to be more than just the couple of roll outs we had talked about in past quarters?

Larry Kingsley:       Well, you know, Mike, we've talked about the fact that
                      Dispensing's a project based business. And it is lumpy sequentially -- it is even lumpy if you look at it in a year over year basis.


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                      The solid growth that we're seeing in Dispensing is out of the same retail channel expansion dynamic that we've been talking about for quite a few quarters now.

                      And essentially what we saw was good performance out of the DIYs. Very good performance out of the hardware cooperatives and a continued on schedule roll out of the multi-year Wal-mart program that you're familiar with.

                      So we frankly see some pretty strong investment indicators right now for that equipment even given the residential construction market environment, for that matter even some of the paint company performance.

Michael Schneider:    Okay and then switching just to margins, probably the one
                      margin that seems still light to me just even due to the acquisitions is Health and Science. Can you walk us through the math as what's weighing most on that segment margins in terms of acquisitions? Are there step up costs in there? New product roll out costs? What's behind the 190 basis point hit?

Larry Kingsley:       Sure, Mike, it basically is the two acquisitions in '06.
                      If you were to exclude those two acquisitions and just look at normalized operating performance -- for that matter you can pull out a little bit of the medical reinvestments that we've been pushing hard on, you see operating margins increase on a year over year basis. In terms of the acquisitions specific impact and the step up associated, its really not step up per se.

Dom Romeo:            No, Mike, if you look at the year on year, acquisitions
                      diluted us by about 200 basis points. About half of that is amortization of good will and so the balance of the operating margin declined plus what you'd expect as normal flow through is the investment we're making in the current organic growth and the product lines that exist today.

Michael Schneider:    But why didn't we see this in the fourth quarter?
                      Operating margins were actually up 150 basis points in Q4.
                      In this quarter, you know, they're down 230. It's a pretty big swing for acquisitions that were done in early and mid
                      '06.

Dom Romeo:            Right, to some extent you saw lesser investment in the
                      medical product lines in Q4. That's ramped up somewhat in first quarter, Mike, as well as the amortization of intangibles to a lesser extent. And then mix does play a part here within these multiple product lines on a sequential basis.

Michael Schneider:    So were there additional amortization expenses, investment expenses that hit Q1 versus Q4 to explain that difference?

Dom Romeo:            More additional investment expense, Mike, versus
                      amortization sequentially.

Michael Schneider:    Okay, can you give us some sense as to where the money is
                      being spent in those -- I presume it's a (unintelligible)
                      EPI?

Larry Kingsley:       Well, the medical investment, Mike, is actually for the
                      medical technologies piece within Health and Sciences.
                      Sales front end and marketing front end resources to drive long term growth for the medical device business. Some of that is front end capability to support EPI. Some of that's to support our IDEX business, which as you know we acquired in '04.

Michael Schneider:    Right.

Larry Kingsley:       '03, actually?


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Michael Schneider:    Okay. So that's the investments and then I guess I'm still a little confused, Dom. Maybe if acquisitions hit you 190, 200 basis points this quarter, do you know what the Q4 hit was? It must have been substantially lower.

Dom Romeo:            It was substantially, Mike. As I mentioned the sequential
                      margin is primarily impacted by investment. Year over year it's the 200 basis points, which is the dilution of the acquisitions plus the amortization of intangibles.

Michael Schneider:    Okay. Okay. Thank you again and great quarter.

Dom Romeo:            Thank you, Mike. It's fine.

Operator:             Your next question comes from Jim Lucas with Janney.

Larry Kingsley:       Hey, Jim.

Jim Lucas:            Thanks, good afternoon. Couple of questions. Could you
                      just housekeeping -- international as a percent of sales today?

Larry Kingsley:       Forty-four percent, Jim.

Jim Lucas:            Forty-four. And looking at two businesses in particular,
                      Dispensing on the Europe side, are there any upcoming regulatory changes in the pipeline?

Larry Kingsley:       Not within the European Union.

Jim Lucas:            Okay.

Larry Kingsley:       But we do think there will be regulatory impact as it
                      applies to some of the Eastern European markets. And for that matter, the Eastern European dynamic that I talked a bit about, Jim, is more just -- now it's the wide open market that hasn't automated its paint dispensing to any degree and we're seeing some pretty nice, new opportunities for that channel.

Jim Lucas:            All right. And within the Fluid business, if you look at
                      the international drivers, I mean clearly there's a lot of positive backdrop across the entire portfolio. But if you look at America's versus Europe versus Asia, are there different drivers by geography or is it pretty broad based?

Larry Kingsley:       I would tell you, Jim, it's basically just different
                      magnitude of drivers relative to the regional impact. But the global segment drivers are pretty consistent with what we've been talking about for the last year or better.

                      So if you look at by market segments, you know, downstream oil and the investment there is strong. In North America, it's even stronger. In some parts of Europe right now and some of the custody transfer applications in Asia on a growth rate basis are, you know, substantially stronger than any where else in the world.

                      If you look at water, the water infrastructure investment is strongest in Asia probably right now followed by Europe and then North America maybe somewhat counter intuitively relative to the last two.

                      And on chemical, I'd say it's pretty globally consistent across the three regions. Farm and food is also I'd say more globally consistent across the three regions.


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Jim Lucas:            Okay. And...

Larry Kingsley:       Does that answer your question, Jim?

Jim Lucas:            ...Yes, it does. And finally just from a balance sheet
                      standpoint, clearly you're in very good shape here. And could you just give any update and any color you can provide from what you're seeing on the acquisition side in particular from a valuation standpoint?

Larry Kingsley:       Well, specific to the valuation standpoint, we're seeing
                      prices pick back up a little bit. We saw things somewhat plateauing between the third and fourth quarter last year.
                      Obviously there's a lot of capital out there and we're seeing things now I'd say pick back up a touch.

                      For most of the space that we're targeting, the smaller size bolt-on acquisitions for now anyway, the pricing is still, you know, reasonable from a standpoint of we can get a great return on those properties. The larger size acquisitions, you know, unfortunately are just too pricey in many cases.

                      And so our strategy remains pretty consistent. We're after those that we can make good organic growers out of. And for the short term we'll probably see more of the, you know, $20 million in annual sales to $50 million in annual sales in size acquisitions.

Jim Lucas:            And how would you characterize your pipeline as to those
                      -- is it as full as its been or?

Larry Kingsley:       The pipeline's good.

Jim Lucas:            Oh.

Larry Kingsley:       Pipelines good. The team's cultivating all the time. And,
                      we're fortunate that not always but typically we've got multiple acquisitions to chose from. And as you know we're focused more so on the proprietary deals versus the auctions as we can make those happen.

Jim Lucas:            Okay, great. Thank you.

Larry Kingsley:       Yes.

Operator:             Your next question comes from Scott Graham with Bear
                      Stearns.

Scott Graham:         Yes, good afternoon.

Larry Kingsley:       Hi, Scott.

Scott Graham:         I really have no income statement questions because there
                      -- there's really I don't think much to question there.

                      What I wanted to ask you about, Larry and Dom, was now that we're about 18 months into the implementation of mixed model Lean, I would -- I guess I'm expecting at some point to start to see some more meaningful improvements in working capital turn over ratios.


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                      Could you talk us through that inventory? And even
                      accounts receivable where I know, Larry, that's kind of a sticking point with you?

                      But inventory turnover obviously diluted some from the recent acquisitions it's hard to -- from the outside looking in to understand, you know, that ratio per se on the -- in the core business.

                      But could you talk through inventory turnovers or where you expect that number to go? And maybe what you're doing more specifically to that end as well as the AR terms?

Larry Kingsley:       Sure and, just for the record, accounts receivable issues
                      are also a stickling point for Dom as well.

Scott Graham:         There are now, I know that.

Dom Romeo:            They always have been.

Larry Kingsley:       We're doing very well in terms of inventory improvement
                      certainly a lot of that driven by a mixed model. As you saw we improved quite a bit sequentially here Q4 to Q1.

                      And you're right -- you answered a good chunk of the question yourself in terms of the acquisitions having a dilutive operating performance impact to our inventory metrics.

                      But that's somewhat good news because as you know, you know, you get a nice cash kicker out of the fact that you can improve that inventory performance over time with those acquisitions.

                      The businesses are all measuring their flow through their shops. And they're measuring inventory term -- turns as a primary metric to determine whether or not we're getting the right results, the appropriately sized results out of the work that's going on to transform the various value streams in the plants. And some plants are doing better than others but I'd say we're making progress just about everywhere.

                      Relative to receivables -- I think Dom mentioned it in his prepared remarks and I'll let him further comment. But bottom line is that the biggest impact that we're seeing here -- well, two I guess is the growth quarter to quarter and then it's the timing sequentially for the months within the quarter.

                      Dom, if you want to add to that?

Dom Romeo:            Sure, and, Scott, maybe to give you a little bit more
                      granularity on the inventory side. If you look at year end, we had just under $161 million of inventory. And that increased about $4 million from the acquisition of Faure
                      Herman.

                      So when we look at sequential growth in the quarter, we actually made some very nice product -- projects process improvement in Q1 with inventory on a 165 basis on an organic basis. So, you know, nominally a 10% increase in revenue and 4% increase in sequential inventory.

                      On receivables, it's as simple as saying the revenue within the quarter -- the profile was much different than it was in the fourth quarter. We look at the quality of our receivables, the past dues and our average terms.

                      And there's really no deterioration there other than to speak of the timing of the revenue in the quarter. So we expect to have a terrific second quarter. We've actually already seen a nice April in terms of free cash flow relative to collection.

Scott Graham:         Okay, that obviously is very difficult to see from, you
                      know -- from just looking at the financials theirselves.
                      Here's maybe two specific questions, if I may, because I'm hoping for a little bit more on this.

                      Could you maybe talk through a couple of your larger business units? What they're doing in inventory, be it gas, Viking, a couple of the others.

                      And also from the standpoint of a cash receivable and accounts payable, I mean, again including acquisitions, you know, DSOs are up year over year and accounts payable float is down year over year so I guess I would have thought that maybe the business units would be better matching that up. So I guess I'm looking for a little bit more granularity, you know, Pulsafeeder, Viking, whatever you can tell us by business unit what they're doing.

Dom Romeo:            I'll start with inventory, Scott. And just to give you
                      some examples of, you know, kind of core inventory reduction from some of our big units in the quarter and I think, you know, perhaps the one to highlight would be for example Viking. Viking had phenomenal order input growth and also organic growth and essentially held inventory flat sequentially.

                      So without going into, you know, all the detailed projects when we look at some of our larger units relative to those early comments it is coming from the fluid and metering side in terms of inventory improvement performance.

                      If you look at receivables, and I don't have the detail of the DSO by unit in front of me but acquisitions do drive a piece of this, companies like Banjo, to some extent Faure Herman and to a lesser extent Toptech. But Banjo had its not greatest DSO performance yet and their inventory performance was okay in the quarter.

                      On payables we've been basically kind of in the 50 day range for quite some time so you're not going to see a huge, huge move there sequentially. When we do look at the acquisitions there is an opportunity there as well. But again it depends how you calculate DSO.

                      If you look at the profile of revenue as simple as revenue by month in the quarter, you're going to see that December versus March revenue is higher increase primarily in our receivable balance when I look at my organic growth relative to the existing units ex-acquisition. So, you know, we didn't really have a deterioration in DSO when you look at it on a quarterly basis. Year over year you're absolutely right.

Scott Graham:         All right, good enough. Well thank you.

Larry Kingsley:       Thank you, Scott.

Operator:             Your next question comes from Ned Armstrong with FBR
                      Company.

Ned Armstrong:        Thank you, good afternoon. I wanted to go back to some of
                      the investments that you alluded to particularly in the health and sciences area. Can you just talk a little bit about what type they are, you know, new product versus expansion of distribution and so forth?

Larry Kingsley:       The main investment, Ned, is people. Its people that drive sales growth both short and long term. So it's not so much specific product programs although we have continued to invest in development in the business. It's more sales and marketing that drive global opportunities for health and science.

Ned Armstrong:        And are you getting those people from within the industry
                      or are you just getting people that are good marketing and sales people that may be from outside the business and are coming in to so to speak, you know, kind of put their touch on things with what they have learned elsewhere?

Larry Kingsley:       The answer is yes. We've brought most of the people in
                      from the industry so they're, you know, industry applications experts in a number of different fields. And you need that kind of talent when you're driving a new product into basically what are newly created market opportunities every step of the way. So you need to go get the technical talent.

                      Most of these folks are multi-degreed, you know, they're very savvy and they're sales professionals so they're obviously fairly expensive folks and they generate great opportunities for us.

Ned Armstrong:        Okay and then a second question had to do with
                      divestitures. I mean, I know you've talked a lot about acquisitions have been fairly active there. On the divesting front how are you thinking about things relative to your overall portfolio?

Larry Kingsley:       We're pretty pleased with the portfolio right now, Ned.

Ned Armstrong:        Okay good, thank you.

Larry Kingsley:       You bet.

Operator:             Your next question comes from Charley Brady of BMO Capital
                      Markets.

Charley Brady:        Hi thanks, good afternoon guys. Back on some of your
                      earlier comments on the dispensing segment, I think you said you really weren't feeling I guess the effects from residential but, you know, given commentary coming out of Sherwin Williams and this morning and what Home Depot has said, I understand maybe (unintelligible).

                      Are you hearing from your customer base or getting indications down the road that, you know, you may at some point get a little bit of whiff of that over the next, you know, two or three quarters?

Larry Kingsley:       It's a great question, Charley. You know, we have asked
                      the question obviously about two dozen times. Even though as you know the correlation for our performance for dispensing has a lot more to do with enabling. It's the capability to go ahead and allow the store to dispense what is a relatively profitable product.

                      If you look at what all the paint companies are releasing in the way of their results, their sales aren't stellar principally driven by the fact that present construction is soft but their margins are actually still pretty good. And we hear the same frankly out of the retail channel.

                      So whether it's a DIY or a paint company owned store or one of the newer channel entities, they're all relatively pleased with margins in paint versus some of the other product lines. So the capital equipment investment for them to buy or to buy up in the case of IDEX dispensing equipment is a really relatively small investment to enable them to go dispense a fairly high margin product.

                      So we frankly think that the dynamic right now in the channel in North America and in other places will remain quite strong and that again it will just be a project basis for what we see in the way of the relatively lumpy revenue.

Charley Brady:        Thanks, that's great clarification, I appreciate it. And
                      just one more on the fire segment you talked about, you know, your sales up 5% but looking at your backlog your commentary sort of implied that you would expect organic order rates in coming quarters to perhaps exceed Q1 organic order growth rate. I'm just trying to see if I understood that correctly.

Dom Romeo:            Yeah and just to clarify the numbers, in Q1 - I'm sorry Q4 organic orders within the segment were up 16% and we highlighted that we had some orders that were blankets for '07. Q1 we're up 5% organically. But when I bake that all into how we see the backlog we're up near double digit backlog as we look at the end of the quarter going into the rest of the year. So when we add that to our pipeline we feel very good about the order intake thus far relative to FSD.

Charley Brady:        Thanks very much, that's all I had.

Operator:             Your next question comes from Jack Kelly with Goldman
                      Sachs.

Jack Kelly:           Good afternoon.

Larry Kingsley:       Hello, Jack.

Jack Kelly:           Hey Larry, I just want to expand that prior question in
                      terms of what are you hearing from customers, not so much just in housing but more broadly speaking. I mean, obviously it didn't show up in your organic order growth of 9% but, you know, so far in the reporting period we've heard some comments from companies where things kind of slowed down in March. Again, it didn't impact you but did you hear any of that kind of commentary broadly speaking?

Larry Kingsley:       Not at all Jack. We saw as Dom mentioned, January was
                      extremely strong, February was a little bit softer but not tremendously so, and then March is back up and frankly I think the sentiment is pretty strong right now. I think, you know, when you get outside of U.S. residential construction and the U.S. automotive segments we still see very strong investments and particularly internationally.

                      But I would have to tell you that our global growth rates as I said earlier across the regions for the target segments were in for fluid metering, for health and science, essentially across the board don't vary that much. We think we're going to have a good opportunity based on the end market drivers frankly for the full year.

Jack Kelly:           Okay also in terms of dispensing in Europe, you know, up
                      until a quarter or two ago there was kind of logjam in terms of spending. You're up 4% organically in this latest quarter. Do you have any visibility there now or are you just keeping your fingers crossed where you don't go back to where we were six months ago?

Larry Kingsley:       Well, we always have some degree of visibility and I would say our performance now I think is indicative of a couple of things. One, we're bringing some nice new products to market and some that are particularly well suited for the Eastern European market.

                      We've launched a new bench top dispenser, that's the TM 300 which is a lower cost, lower end sequential automatic dispenser that we can build either in Europe or we can build in China that's doing very well in Eastern Europe and I think we've got now with our global platform as I referred to in my prepared comments the ability to get product to market on even a more cost effective basis.

                      So I think we'll still see a similar market dynamic in Western Europe. There's no huge reg driven revenue opportunity but I think we're in pretty good shape to take advantage of, you know, what is a lower growth rate than what we see for most of the IDEX end market growth.

Jack Kelly:           Okay, your comments on fire and safety were fairly upbeat.
                      With regard to government spending whether at the state and local level, I mean, is that in your opinion slowing as it should at this point or is there another leg up that could come in future months?

Larry Kingsley:       It is slowing, Jack. What we saw if you remember, I think
                      actually you asked the question last quarter about the relative fourth quarter calendar year release of funds versus what had been the historical run rate.

Jack Kelly:           Right.

Larry Kingsley:       What we saw through the first quarter was a bit of
                      catch-up and we're still seeing that activity so I think we'll see the full deployment of the funds as legislated.
                      And for our U.S. rescue tools business we're seeing that in the way of project activity. So I think when we wind up the fiscal year here we'll have been able to say, you know, we got our appropriate share, hopefully more than our appropriate share of the federally funded rescue tool opportunity.

Jack Kelly:           Okay. I just want to revisit the margin question in the
                      health area. The impact from acquisitions you had indicated was 200 basis points, half of which came from amortization. So in the first quarter there was a step-up in that from the fourth quarter or it was the same?

Dom Romeo:            No Jack, my comments on the acquisitions are year over
                      year, Q1 versus last year. That's the 200 basis points.
                      But the primary drivers on the sequential are mix and our additional investment in medical versus Q4.

Jack Kelly:           Okay, got it. Okay thank you.

Larry Kingsley:       Thank you Jack.

Operator:             Your next question comes from Robert LaGaipa with CIBC
                      World Markets.

Robert LaGaipa:       Hi, good afternoon. I just had a few questions, you know,
                      a couple just to follow up on the previous questions. I guess, you know, one, with regard to the health and science margins again, I hate to beat a dead horse here but, you know, in terms of the investments in the quarter
                      I understand that that's the major, you know, change in addition to mix like you had just said sequentially.

                      How about investments moving forward? Have you added the people that are necessary for the growth of the business moving forward or should we expect this higher level of investments from here on out and if so, you know, how long?

Dom Romeo:            You know, Bob, we're not going to get into giving specific guidance on future margins but I think the run rate you look at now I don't - we see that as being a pretty appropriate run rate based on the investment and the growth that we see. So it could wiggle either way but I wouldn't expect to see it going down based on additional investments.

Robert LaGaipa:       Okay so these ...

Dom Romeo:            (Unintelligible) margin rate.

Robert LaGaipa:       Yeah, I mean, just, you know, not even ...

Dom Romeo:            The way to think about this you will lever that investment as we see growth. It's a growth question as well and we're not going to get into second half growth rates for HST at this point. But obviously this has been a significant growth story for the company and the investments we look at, you know, a mix of R&D and sales force and direct sales force, this is money well spent as we see the future.

Robert LaGaipa:       So should I take that to mean that the costs in this
                      quarter are going to be the same, not just the margins, just the cost end of things. Are the costs going to be different moving forward? Are they going to be kind of at the same level at least for the next several quarters?

Larry Kingsley:       I think the short answer to your question Bob, it may be
                      fixed cost investments that we think we can make particularly in medical to support the growth rate, the opportunity that we see in that business. And the same statement would apply for the complete health and science segment.

                      So, you know, this was in our plan, we knew we wanted to hire these folks. We're building out a platform that we like a lot and with the right growth we should be able to leverage that as Dom said.

Robert LaGaipa:       Okay and one other question with regard to the health and
                      science. You know, the contracts that you mentioned with the OEMs, the $2 million for the next few quarters, you know, what is that a result of? Is it the completion of a contract, you're waiting for it to get renewed, is it something different, you know, can you just provide maybe a little bit more color there?

Larry Kingsley:       Sure, the health and science business is an OEM business
                      so we're principally supplying components or multiple components to customers' OEM product lines. Those OEM product lines have various life cycles that apply and the comment was that for the first quarter and for the next two or three quarters based on OEM product life cycles timing essentially that we think we'll see 2% or so of organic - adverse organic impact.

                      So it has a pretty minor impact relative to health and science and a very minor impact relative to the total company. But we just wanted to be transparent about it given the fact that we obviously have been talking about health and science's great growth opportunity.

Robert LaGaipa:       In the particular end market is it tech related?

Larry Kingsley:       No, it's customer specific. It's really programmatic and
                      customer specific. The end market for health and science is in real good shape.

Robert LaGaipa:       Okay and last question if I could, again circle back to
                      fire products, you know, segment and the government funding. You know, the fact that the sales are fairly flat sequentially and again, you know, you mentioned last quarter the fact that there was this buildup in funding and you're mentioning now the fact that the backlog levels are fairly high.

                      You know, is this benefit because of the fiscal year end I think it's in September, around that range? Should we see a significant up tick as a result of that, you know, in the June and September quarter that it should be compressed or is there a chance that, you know, this backlog is spread out further?

Larry Kingsley:       No if you look at it Bob, well first of all you're correct about the fiscal year timing. In terms of current order backlog and, you know, some kind of bubble for now through the end of the fiscal year, there could be some positive impact.

                      But frankly as I think we've talked about before, the growth, you know the existing backlog within fire and safety is much more driven by the international market expansion. That's where we're seeing the biggest new programs, that's where we're seeing the best opportunities.

                      And if you look at our domestic market performance a lot of it, you know, is basically base market performance whereas the largest impact as a function of the fire spending is in the rescue tools business just within the U.S. And that on a contributing basis to the total business could present us with some upside for sure for the rest of the year. But I think you'll see the better performing contribution out of what our - what we're doing internationally.

Robert LaGaipa:       Terrific, thanks very much.

Larry Kingsley:       You bet.

Operator:             Again I would like to remind everyone, in order to ask a
                      question press Star 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. There are no further questions. Ms. Fisher, are there any closing remarks?

Susan Fisher:         Yes, thank you for joining our call today. We're very
                      pleased with our first quarter results and look forward to updating you on our progress as we move through '07.
                      Thanks again.

Larry Kingsley:       Thank you, everybody.

Operator:             Thank you. This concludes the IDEX Corp. First Quarter '07
                      Earnings Release conference call. You may now disconnect.


                                       END